Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-217352) pertaining to the Employee Stock Option Plan 2015 and 2016 Equity Incentive Plan of Azure Power Global Limited,
2.	Registration Statement (Form F-3 No. 333-222171) of Azure Power Global Limited,
3.	Registration Statement (Form S-8 No. 333- 222331) pertaining to the 2016 Equity Incentive Plan (as amended in 2017) of Azure Power Global Limited, and
4.	Registration Statement (Form F-3 No. 333-227164) of Azure Power Global Limited,

of our report dated June 19, 2020, with respect to the consolidated financial statements of Azure Power Global Limited included in this Annual Report (Form 20-F) of Azure Power Global Limited for the year ended March 31, 2020.

/s/ Ernst & Young Associates LLP

Gurugram, India

June 19, 2020